Household Finance Corporation
HFC Card Funding Corporation
Household Credit Card Master Trust, Series 1995-1

Original Class A Principal	1,500,000,000.00
Retired Certificates	800,000,000.00
Remaining Original Class A Principal	700,000,000.00
Number of Class A Bonds (000's)	700,000
Original Class B Principal	214,286,000
Number of Class B Bonds (000's)	214,286

Distribution Date		2000 Totals

CLASS A
Class A Principal Distributions		700,000,000.00
Class A Interest		24,913,459.78

CLASS B
Class B Principal Distributions		0.00
Class B Interest		14,674,320.16